Exhibit (d)(12)(I)

Notice of Termination of Subadvisory Agreement as to the

High Income Trust

(A Series of John Hancock Trust)

Notice is hereby given pursuant to Section 8 of the Subadvisory Agreement (the “Agreement”) dated April 28, 2006, as amended, between John Hancock Investment Management Services, LLC and John Hancock Asset Management a division of Manulife Asset Management (U.S.) that the Agreement as to the High Income Trust is terminated effective as of the close of business on April 29, 2011. The Agreement will continue to remain in effect as to all other portfolios listed in Appendix A to the Agreement on and after April 29, 2011.

Executed this 26th day of April, 2011.

John Hancock Investment Management Services, LLC

By:	/s/Andrew Arnott
Andrew Arnott,
Executive Vice President

John Hancock Asset Management a division of Manulife Asset Management (U.S.) hereby waives its right to 60 days notice of such termination as provided for in Section 9 of the Agreement.

Executed this 29th day of April, 2011.

John Hancock Asset Management

a division of Manulife Asset Management (U.S.)

By:	/s/ Diane Landers
Diane Landers
Chief Administrative Officer